As filed with the Securities and Exchange Commission on February 11, 2008

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SOUTHEASTERN BANK FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Georgia	58-2005097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3530 Wheeler Road, Augusta, Georgia 30909
(Address of principal executive offices and zip code)

SOUTHEASTERN BANK FINANCIAL CORPORATION DIRECTOR STOCK PURCHASE PLAN
(Full Title of the Plan)

R. Daniel Blanton
President and
Chief Executive Officer
Southeastern Bank Financial Corporation
3530 Wheeler Road
Augusta, Georgia 30909
(Name and address of agent for service)

(706) 738-6990
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securitiesto be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $3.00 par value	25,000 shares (1)	$32.75(2)	$818,750(3)	$32.18

(1)
This Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the plan.

(2)	The average of the high and low prices of the Registrant's Common Stock as reported by the Over-the-Counter Bulletin Market for February 7, 2008.

(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 have been and will be sent or given to participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference (Commission File No. 0-23980):

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(2)	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007; June 30, 2007 and September 30, 2007;

(3)	The Registrant’s Current Reports on Form 8-K filed on January 12, 2007; February 1, 2007; April 30, 2007; May 4, 2007; July 31, 2007; October 23, 2007; December 27, 2007 and January 29, 2008; and

(4)	The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Bylaws generally provide that any director will be indemnified against liability, expenses and amounts paid in settlement in a proceeding in which the director was made a party by reason of the fact he is or was a director, except to the extent indemnification is not authorized by the Georgia Business Corporation Code (the “Code”).  Indemnification may be granted to officers, agents or employees at the discretion of the Board, subject to any limitations under the Code.  The Code provides that the Registrant may not indemnify any officer for any liability or expenses incurred by such officer (i) for any appropriation, in violation of his duties, of any business opportunity of the Registrant; (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Code or successor provisions; or (iv) for any transaction from which the officer derives an improper personal benefit.  Directors generally  may not be indemnified under the Code in connection with proceedings by or in the right of the Registrant or in cases in which they are adjudged liable on the basis of the receipt of an improper personal benefit.  The Registrant's Bylaws provide for the advancement of expenses at the outset of a proceeding upon the receipt from the indemnitee of the written affirmation and repayment promise required by Section 14-2-856 of the Code.  Under the Bylaws, shareholders are entitled to notification of any indemnification paid to the directors.

The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

Item 8.    Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of independent accounting firm.

24.1	Power of Attorney (see signature pages to this Registration Statement).

99.1	Southeastern Bank Financial Corporation Director Stock Purchase Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 27, 2007).

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, State of Georgia, on this the 8th day of  February, 2008.

SOUTHEASTERN BANK FINANCIAL CORPORATION

By:	/s/ Darrell R. Rains
Darrell R. Rains
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of R. Daniel Blanton and Darrell R. Rains as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Pollard, Jr.	Chairman of the Board	February 8, 2008

/s/ Edward G. Meybohm	Vice Chairman and Director	February 8, 2008

Signature	Title	Date

/s/ R. Daniel Blanton	President, Chief Executive Officer and Director (principal executive officer)	February 8, 2008

/s/ Ronald L. Thigpen	Executive Vice President, Chief Operating Officer and Director	February 8, 2008

/s/ William J. Badger	Director	February 8, 2008

/s/ Warren A. Daniel	Director	February 8, 2008

/s/ Larry S. Prather, Sr.	Director	February 8, 2008

/s/ Randolph M. Smith, M.D.	Secretary and Director	February 8, 2008

/s/ John W. Trulock, Jr.	Director	February 8, 2008

/s/ Darrell R. Rains	Chief Financial Officer (principal financial and accounting officer)	February 8, 2008